EXHIBIT 99.1
DREW INDUSTRIES CELEBRATES 50TH YEAR AS A PUBLICLY OWNED COMPANY

White Plains, New York – October 1, 2012 – Drew Industries Incorporated (NYSE:DW), a leading supplier of components for recreational vehicles and manufactured homes through its wholly owned subsidiaries, Lippert Components, Inc. and Kinro, Inc., will ring the closing bell at the New York Stock Exchange on Friday, October 5, 2012 to commemorate Drew’s 50th year as a publicly owned company. Members of Drew’s board and executive officers of Drew, Lippert and Kinro will join in this ceremony.

Drew’s initial public offering was completed in 1962, at which time it was engaged primarily in real estate financing, ownership and management. During the ensuing years, as a result of management’s consistent focus on creating shareholder value, Drew entered new markets, completed over 35 acquisitions, and grew substantially. Today, from 31 factories located throughout the United States, with 5,000 employees, Drew is the largest supplier of components to major national manufacturers of recreational vehicles and manufactured homes, and has annual revenues in excess of $800 million.

Leigh J. Abrams, Chairman of Drew’s Board of Directors said, “We are extremely pleased with the success of our first 50 years, and our young and dynamic operating executives, having risen to top management positions with us over the past decade, have the capability, enthusiasm and experience to continue to propel the company forward.”

For more information about Drew Industries, visit www.drewindustries.com and for information about the line of products manufactured by Lippert and Kinro visit www.lippertcomponents.com